Exhibit 99.2

Banc of America Securities LLC

Special Committee of the

Board of Directors

CNL Restaurant Properties, Inc.

450 South Orange Avenue

Orlando, FL 32801

November 3, 2004

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated August 9, 2004, to the Special Committee of the Board of Directors of CNL Restaurant Properties, Inc. (the “Company”) regarding the merger of the Company with and into U.S. Restaurant Properties, Inc. in U.S. Restaurant Properties, Inc.’s Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”) and to the reference in the Registration Statement to our firm and to our opinion under the headings “Opinions of CNLRP’s Financial Advisors—Opinion of Banc of America Securities LLC” and “Annex F—Fairness Opinion of Banc of America Securities LLC”. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bank of America Securities LLC

BANC OF AMERICA SECURITIES LLC